Exhibit 2

AGREEMENT AND PLAN OF MERGER

Dated as of September 27, 2010,

Among

UNILEVER N.V.,*

UNILEVER PLC,*

CONOPCO, INC.,

ACE MERGER, INC.

And

ALBERTO-CULVER COMPANY

* Solely with respect to Section 5.10 hereof.

TABLE OF CONTENTS

		Page

ARTICLE I

The Merger

SECTION 1.01.	The Merger	1
SECTION 1.02.	Closing	2
SECTION 1.03.	Effective Time	2
SECTION 1.04.	Effects of the Merger	2
SECTION 1.05.	Certificate of Incorporation and Bylaws	2
SECTION 1.06.	Directors	2
SECTION 1.07.	Officers	2

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.	Effect on Capital Stock	3
SECTION 2.02.	Exchange of Certificates	4

ARTICLE III

Representations and Warranties

SECTION 3.01.	Representations and Warranties of the Company	6
SECTION 3.02.	Representations and Warranties of Parent and Sub	33

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

SECTION 4.01.	Conduct of Business	36
SECTION 4.02.	No Solicitation	42

ARTICLE V

Additional Agreements

SECTION 5.01.	Preparation of the Proxy Statement; Stockholders’ Meeting	46
SECTION 5.02.	Access to Information; Confidentiality	47
SECTION 5.03.	Required Actions	48
SECTION 5.04.	Company Stock Options; Company Restricted Shares; Company Performance Units	50
SECTION 5.05.	Indemnification; Advancement of Expenses; Exculpation and Insurance	51

-ii-

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 27, 2010, among UNILEVER N.V., a Netherlands corporation (“NV”), solely with respect to Section 5.10 hereof, UNILEVER PLC, a company incorporated under the laws of and registered in England (“PLC”), solely with respect to Section 5.10 hereof, CONOPCO, INC., a New York corporation (“Parent”), ACE MERGER, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and ALBERTO-CULVER COMPANY, a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than (i) shares of Company Common Stock directly owned by Parent, Sub or the Company and (ii) the Appraisal Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the “Principal Company Stockholders”) are entering into an agreement pursuant to which the Principal Company Stockholders will agree to take specified actions in furtherance of the Merger (the “Stockholder Agreement”); and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in Article VI, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  At and following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

SECTION 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such specified day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.  Effective Time.  As soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed by the Company in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, the parties shall make all other filings or recordings required under the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05.  Certificate of Incorporation and Bylaws.  (a)  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certification of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable law.

(b)         The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that references to the name of Sub shall be replaced by the name of the Surviving Corporation.

SECTION 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a)         Capital Stock of Sub.  Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)         Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)         Conversion of Company Common Stock.  Each share of Company Common Stock (including Company Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be automatically converted into the right to receive $37.50 in cash, without interest (the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.  As provided in Section 2.02(h), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d)         Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c).  The Company shall serve prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02.  Exchange of Certificates.  (a)  Paying Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration.  On or prior to the Effective Time and from time to time thereafter, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)         Exchange Procedures.  As soon as reasonably practicable, and in any event within three business days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II.  No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c)         No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d)         Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration.

(e)         No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration payable in respect of the shares represented by such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

(f)          Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided that any such investment shall be in U.S. government or other investment grade securities, in each case with maturities of not more than one year.  Any interest and other income resulting from such investments shall be paid to Parent.

(g)         Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h)         Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

SECTION 3.01.  Representations and Warranties of the Company.  Except as set forth (i) in the Company SEC Documents filed with the SEC subsequent to September 30, 2009 and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section or elsewhere to the extent that such disclosures are predictive or forward-looking in nature) or (ii) in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered Sections contained in this Agreement and the disclosure in any section shall be deemed to qualify and apply to other Sections in this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure also qualifies or applies to such other Sections) (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as follows:

(a)         Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted and as currently proposed to be conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent, prior to the execution of this Agreement, complete and accurate copies of its Amended and Restated Certificate of Incorporation (the “Company Certificate”) and its Amended and Restated Bylaws (the “Company Bylaws”) and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date of this Agreement.

(b)         Subsidiaries.  Section 3.01(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of organization.  All the issued and outstanding shares of capital stock or voting securities of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, claims, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests, except for (i) transfer restrictions imposed by applicable securities laws or regulations and (ii) Liens on such shares of capital stock, voting securities or other equity interests in favor of the Company and its Subsidiaries.  Except for the capital stock and voting securities of, and other equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization or other entity.

(c)         Capital Structure.  (i)  The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  At the close of business on September 22, 2010, (A) 98,805,059 shares of Company Common Stock were issued and outstanding (including 542,637 Company Restricted Shares), (B) 4,868,329 shares of Company Common Stock were held by the Company in its treasury, (C) 8,690,858 shares of Company Common Stock were subject to outstanding Company Stock Options, (D) 7,349 Company Performance Units were issued and outstanding pursuant to the Company 2006 Shareholder Value Incentive Plan (as amended through January 24, 2008) (the “Company SVI Plan”), (E) no more than 8,100 shares of Company Common Stock were issuable pursuant to currently outstanding elections under the Company Management Incentive Plan, (F) no more than 20,000 shares of Company Common Stock were issuable pursuant to currently outstanding elections under the Company Management Bonus Plan, (G) 36,187 shares of Company Common Stock were subject to Company Common Stock units under the Company’s Deferred Compensation Plans for Non-Employee Directors and (H) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares.  Except as set forth above in this Section 3.01(c)(i), at the close of business on September 22, 2010, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.  There are no outstanding shares of Company Common Stock or Company Preferred Stock subject to vesting or restrictions on transfer, stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options, Company Performance Units and the Company Restricted Shares and rights to receive shares of Company Common Stock under the Company’s Deferred Compensation Plans for Non-Employee Directors or the Company Management Bonus Plan) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”).

  (ii)         Section 3.01(c)(ii) of the Company Disclosure Schedule sets forth a summary, as of September 22, 2010, of all outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto and the weighted average exercise prices thereof.

  (iii)        As soon as practicable following the date of this Agreement, the Company shall provide Parent with a complete and accurate list, as of the date of this Agreement, of (A) all outstanding Company Stock Options under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof, (B) all shares of Company Common Stock that were outstanding as of the relevant time but were subject to vesting or other forfeiture restrictions or were subject to a right of repurchase by the Company at a fixed purchase price as of such time (shares so subject, the “Company Restricted Shares”) under the Company Stock Plans or otherwise, the grant and issuance dates, expiration dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof and (C) all outstanding performance units with respect to performance of the Company or any of its Subsidiaries (collectively, “Company Performance Units”) under the Company SVI Plan or otherwise, the target and maximum dollar amounts subject thereto, the grant dates, expiration dates, vesting schedules and descriptions of the performance criteria subject thereto and the names of the holders thereof.  All (1) Company Restricted Shares, (2) Company Stock Options and (3) Company Performance Units are evidenced by stock option agreements, restricted stock agreements, performance unit agreements or other award agreements, in each case in the forms set forth in Section 3.01(c)(iii) of the Company Disclosure Schedule, and no stock option agreement, restricted stock agreement, performance unit agreement or other award agreement contains terms that are inconsistent with or in addition to such forms.  Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes, and the award agreement governing such grant (if any) was delivered to the recipient of such award, each such grant was made in all material respects in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the New York Stock Exchange, the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable laws.  The Company has not knowingly granted, and there is not, and has not been, any Company policy or practice to grant, Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or any of their financial results or prospects.  Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.  Each Company Stock Option, each Company Restricted Share and each Company Performance Unit may, by its terms, be treated at the Effective Time as set forth in Section 5.04(a)(i), 5.04(a)(ii) or 5.04(a)(iii), as applicable.  All outstanding shares of capital stock and voting securities of, and other equity interests in, the Company are, and all shares of capital stock, voting securities and other equity interests which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.

  (iv)        There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, shares of capital stock, voting securities or other equity interests having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth above in Section 3.01(c)(i), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, (A) any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries or (D) any rights issued by, or other obligations of, the Company or any of its Subsidiaries that are linked in any way to the price of any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, the value of the Company or any of its Subsidiaries or any part of the Company or any of its Subsidiaries or any dividends or other distributions declared or paid on any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries.  There are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares, securities, interests, warrants, calls, options or other rights referred to in clause (A), (B), (C) or (D) of the immediately preceding sentence, except pursuant to the Company Stock Plans, and neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such shares, securities, interests, warrants, calls, options or other rights.  Neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which any person is entitled to elect, designate or nominate any director of the Company or any of its Subsidiaries.

(d)         Authority; Noncontravention.  (i)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the receipt of the Stockholder Approval.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the obtaining of the Stockholder Approval and the filing of the Certificate of Merger.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (C) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (D) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

  (ii)         The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares of capital stock, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (A) the Company Certificate or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (C) subject to (1) the Stockholder Approval and (2) the governmental filings and the other matters referred to in the immediately following sentence, any (x) statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (y) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation in the United States or foreign jurisdictions, (II) the filing with the Securities and Exchange Commission (the “SEC”) of (x) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (y) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange and (V) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)         Company SEC Documents.  (i)  The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be furnished or filed by the Company since September 30, 2008 (such documents, together with any documents furnished or filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  As of their respective furnishing or filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents (A) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, (B) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (C) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).  None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

  (ii)         Except as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company, as of September 30, 2009, included in the Filed Company SEC Documents (together with the notes thereto, the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (A) liabilities or obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (B) liabilities or obligations incurred in connection with the preparation and negotiation of this Agreement, in accordance with this Agreement or in connection with the transactions expressly contemplated by this Agreement and (C) liabilities or obligations that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

 (iii)         Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

  (iv)        The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and directors of the Company and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

  (v)         The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

  (vi)        Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

  (vii)       Since September 30, 2008, none of the Company, any officer of the Company, the independent accountants of the Company, the Board of Directors of the Company or the audit committee of the Board of Directors of the Company has received any oral or written notification of any (A) “significant deficiency” in the Company’s internal controls over financial reporting, (B) “material weakness” in the Company’s internal controls over financial reporting or (C) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.  There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(f)          Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g)         Absence of Certain Changes or Events.  (i)  Since the date of the Company Balance Sheet, there has not occurred any change, event, occurrence, fact, circumstance or development that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

  (ii)         Since the date of the Company Balance Sheet to the date of this Agreement, (A) the Company and its Subsidiaries have conducted their business in the ordinary course consistent in all material respects with past practice and in compliance in all material respects with all applicable laws, rules, regulations and treaties and (B) neither the Company nor any of its Subsidiaries has taken, or omitted to take, any action that, if taken, or omitted to be taken, after the date of this Agreement, would constitute a breach of Section 4.01(a)(i), 4.01(a)(ii), 4.01(a)(viii), 4.01(a)(xii), 4.01(a)(xiii), 4.01(d)(i)(E) or 4.01(d)(i)(F).

(h)         Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

(i)           Contracts.  (i)  Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Filed Company SEC Documents, Section 3.01(i)(i) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement:

(A) all Contracts that are of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder;

(B) all Contracts (other than Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Subsidiary of the Company, on the other hand) which involve future payments due from the Company or any of its Subsidiaries of more than $10,000,000 during any twelve-month period and are not terminable by the Company or its Subsidiary (1) at no cost and (2) on 90 (or fewer) days notice;

(C) all Contracts to which the Company or any of its Subsidiaries is a party, or that purport to be binding upon the Company, any of its Subsidiaries or any of its Affiliates, that contain a covenant (which has not expired as of the date of this Agreement) restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict in any material respect the ability of Parent or any of its Affiliates, including the Company and its Subsidiaries) to conduct or have an interest in any business (other than any business that is not material) or compete with any person in any geographic area (other than any geographic area that is not material);

(D) all Contracts granting to any person (other than the Company or any of its Subsidiaries) “most favored nation” status that applies to existing or future Affiliates of the Company or any of its Subsidiaries, except where such status is not material to the Company and its Subsidiaries, taken as a whole;

(E) all Contracts that provide for “exclusivity” or any similar requirement in favor of any person (other than the Company or any of its Subsidiaries), except where such “exclusivity” or similar requirement is not material to the Company and its Subsidiaries, taken as a whole;

(F) all Contracts that restrict the development, manufacture, marketing or distribution of any product of the Company or any of its Subsidiaries (or, following the consummation of the Merger, could restrict the development, manufacture, marketing or distribution of any product of Parent or any of its Affiliates, including the Company and its Subsidiaries), other than products that are or would be not material to the Company and its Subsidiaries, taken as a whole;

(G) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries), except for any Company Benefit Plans or Company Benefit Agreements;

(H) all joint venture, partnership or other similar agreements to which the Company or any of its Subsidiaries is a party;

(I) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts (collectively, “debt obligations”) pursuant to which any indebtedness of the Company or any of its Subsidiaries (other than indebtedness owed to the Company or any of its Subsidiaries) in excess of $2,500,000 is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of debt obligations of any other person (other than the Company or any of its Subsidiaries), including the respective aggregate principal amounts outstanding as of the date of this Agreement;

(J) all Contracts relating in whole or in part to the development, ownership, licensing or use of Intellectual Property (other than Intellectual Property that is not material to the Company and its Subsidiaries, taken as a whole) by the Company or any of its Subsidiaries, except for (1) intercompany licenses among the Company and its Subsidiaries and (2) software licenses for generally available off-the-shelf desktop software or system development tools;

(K) all Contracts pursuant to which the Company or any of its Subsidiaries acquired, or disposed of, any assets or shares of capital stock, voting securities or other equity interests for aggregate consideration of more than $10,000,000 (other than purchases of raw materials or supplies, or sales of inventory or obsolete equipment, in the ordinary course of business consistent with past practice) and (1) entered into since September 30, 2008 or (2) under which the Company has any continuing obligations (other than any obligations that are not material to the Company and its Subsidiaries, taken as a whole);

(L) all Contracts providing for indemnification of any person with respect to material liabilities relating to any current or former business of the Company or any of its Subsidiaries; and

(M) all Contracts with or to a labor union, guild or other employee representative (including any collective bargaining agreement or works council agreement).

Each such Contract described in any of clauses (A) through (M) of this Section 3.01(i)(i) (and each Contract entered into after the date of this Agreement that would have been described in any of clauses (A) through (M) of this Section 3.01(i)(i) if such Contract existed on the date of this Agreement) is referred to herein as a “Specified Contract”.

  (ii)         Except for Contracts (including all amendments and modifications thereto) filed in unredacted form as exhibits to the Filed Company SEC Documents, the Company has made available to Parent prior to the date of this Agreement complete and accurate copies (including all amendments and modifications thereto) of all Specified Contracts.

  (iii)         Except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Specified Contract is a valid, binding and legally enforceable obligation of the Company or one of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject, in each case, to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies, (ii) each Specified Contract is in full force and effect and (iii) neither the Company nor any of its Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Specified Contract and, to the Knowledge of the Company, no other party to any Specified Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

(j)           Compliance with Laws; Environmental Matters.  (i)  Except with respect to Environmental Laws, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and taxes, which are the subjects of Sections 3.01(j)(ii), 3.01(k), 3.01(l) and 3.01(n), respectively, each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”), except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.  There has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received notice that any such Permit will be terminated or modified or cannot be renewed in the ordinary course of business consistent with past practice and, to the Knowledge of the Company, no reasonable basis exists for such termination, modification or nonrenewal, except for any such termination, modification or nonrenewal that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.  No material action, demand, requirement or investigation by any Governmental Entity and no material suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets, alleging that the Company or any its Subsidiaries is not in compliance with any Legal Provision or challenging the validity of the rights of the Company or any of its Subsidiaries in any Permit, is pending or, to the Knowledge of the Company, threatened.

  (ii)          Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and each of its Subsidiaries are, and have been, in compliance with all Environmental Laws; neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law; and, to the Knowledge of the Company, continued compliance with Environmental Laws applicable to the operations of the Company or any of its Subsidiaries, including any adopted requirement yet to be implemented under any Environmental Law, would not reasonably be expected to result in any expenditures;

(B) (1) the Company and each of its Subsidiaries have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Law necessary for their respective operations as presently conducted (“Environmental Permits”), (2) all such Environmental Permits are valid and in good standing and (3) neither the Company nor any of its Subsidiaries has received any notice of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries;

(D) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(E) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

  (iii)        (A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, claims, liens, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Materials or (2) the failure to comply with any Environmental Law.

(B) “Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, rules, regulations, ordinances, directives, orders, decrees, judgments and legally-binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution, natural resources or protection of endangered or threatened species, health, safety or the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface, subsurface strata and any workplace).

(C) “Hazardous Materials” means (1) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, mercury and polychlorinated biphenyls and (2) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

(D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface strata or workplace) or within any building, structure, facility or fixture.

(k)          Labor Relations.  There are no collective bargaining, works council or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.  No employees of the Company or any of its Subsidiaries are, or since September 30, 2008 have been, represented by any union, guild or other employee representative with respect to their employment by the Company or such Subsidiary.  There is not pending, and since September 30, 2008 there has not been, any labor dispute, union organization attempt or work stoppage, slowdown or lockout due to labor disagreements that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.  There is no, and since September 30, 2008 there has not been, any unfair labor practice charge, complaint or other proceeding pending that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, and, to the Knowledge of the Company, no such charge, complaint or other proceeding is threatened, against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity related to the Company’s or any of its Subsidiaries’ labor relations practices that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.  Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and since September 30, 2008 has been, in compliance with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not engaging, and since September 30, 2008 has not engaged, in any unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes).  There are no complaints, controversies, lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of its Subsidiaries (each a “Participant”) or any class of the foregoing, relating to any such law, or alleging breach of any express or implied contract of employment or of any other wrongful or tortious conduct in connection with the employment relationship that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.  There are no pending or, to the Knowledge of the Company, threatened, investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity, whether domestic or foreign, respecting or involving any applicant for employment, any Participant or any class of the foregoing, except as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(l)           Employee Benefit Matters.  (i)  Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Company Pension Plan, each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (other than employee welfare benefits plans that are not material to the Company and its Subsidiaries, taken as a whole) and all other Company Benefit Plans and Company Benefit Agreements (other than Company Benefit Plans and Company Benefit Agreements that are not material to the Company and its Subsidiaries, taken as a whole) in effect on the date of this Agreement.  With respect to each Company Pension Plan, each such other Company Benefit Plan (other than a Multiemployer Plan) and each such Company Benefit Agreement in effect on the date of this Agreement (other than any such Company Benefit Plan or Company Benefit Agreement required to be maintained or contributed to pursuant to the laws of a jurisdiction outside of the United States), the Company has made available to Parent complete and accurate copies of (A) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plans or Company Benefit Agreements, written descriptions thereof), (B) the two most recent annual reports on Form 5500 (including any accompanying schedules and attachments) required to be filed with the Internal Revenue Service (the “IRS”) and the two most recent annual information returns filed with any Governmental Entity with respect to each Company Benefit Plan (if any such report was required under applicable law), (C) the most recent summary plan description and summary of material modifications (including any applicable notices under Section 204(h) of ERISA) for each Company Benefit Plan for which a summary plan description or summary of material modifications, as applicable, is required under applicable law, (D) the two most recent actuarial valuations for each Company Benefit Plan (if any) and (E) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan or Company Benefit Agreement.  Except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan (other than a Multiemployer Plan), Company Benefit Agreement and, to the Knowledge of the Company, each Multiemployer Plan has been administered in accordance with its terms and with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions, and the terms of all applicable collective bargaining agreements.  Except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions, premiums and benefit payments under or in connection with each Company Benefit Plan that are required to have been made by the Company or any of its Subsidiaries in accordance with the terms of such Company Benefit Plan and all applicable laws have been timely made.

  (ii)         Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to all tax law changes with respect to which the IRS is currently willing to provide a determination letter (or are entitled to rely on an opinion letter with respect to a prototype plan), no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.  Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans required to have been approved by or registered with any foreign Governmental Entity have been so approved or registered, no such approval or registration has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to materially affect any such approval or registration relating thereto.  The Company has made available to Parent a complete and accurate copy of the most recent determination letter received prior to the date of this Agreement with respect to each Company Benefit Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any.

  (iii)        Section 3.01(l)(iii) of the Company Disclosure Schedule contains a list of (A) each Company Benefit Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code (each, a “Title IV Plan”) and (B) to the Knowledge of the Company, each other Company Benefit Plan that is a defined benefit pension plan or that provides for the payment of termination indemnities, other than any such plan that is sponsored by a Governmental Entity (each plan described in clause (A) or (B), a “Company Pension Plan”). Except as individually or in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any Commonly Controlled Entity is reasonably expected to incur any liability with respect to any plan that would be described in the immediately preceding sentence but for the fact that it is not a Company Benefit Plan.  With respect to each Title IV Plan (other than Multiemployer Plans), except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, during the past six years: (A) there has not been an “accumulated funding deficiency” or a failure to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (B) there has not been a determination that such plan is, or is expected to be, in at risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (D) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (E) no liability or contingent liability (including liability pursuant to Section 4069 of ERISA but excluding premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any Commonly Controlled Entity; (F) no such plan or related trust has been terminated and, to the Knowledge of the Company, the PBGC has not instituted proceedings to terminate any such plan; and (G) each such plan is frozen with respect to future benefit accruals.

  (iv)        Section 3.01(l)(iv) of the Company Disclosure Schedule contains a list of each Title IV Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).  With respect to each Multiemployer Plan, except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, during the past six years (A) none of the Company, any of its Subsidiaries or any Commonly Controlled Entity has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (B) no event has occurred that would reasonably be expected to result in a complete or partial withdrawal by the Company, any of its Subsidiaries or any Commonly Controlled Entity; (C) none of the Company, any of its Subsidiaries or any Commonly Controlled Entity has any contingent liability under Section 4204 or 4212(c) of ERISA and (D) none of the Company, any of its Subsidiaries or any Commonly Controlled Entity has received any notification that any such plan is in reorganization (within the meaning of Section 4241 of ERISA), has been terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 437 of the Code or Section 305 of ERISA), and no such plan is reasonably expected to be in reorganization, terminated, insolvent or in endangered or critical status.

  (v)         Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed.  None of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect, and, to the Knowledge of the Company, there are not any facts that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

  (vi)        Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, there are no understandings, agreements or undertakings, written or oral, with any person (other than pursuant to the express terms of an applicable Company Benefit Plan or Company Benefit Agreement) that would be (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any liabilities if a Company Benefit Plan or Company Benefit Agreement were amended or terminated on or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination.

  (vii)       With respect to each Company Benefit Plan, except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) there has not occurred any nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that would reasonably be expected to subject the Company, any of its Subsidiaries or any of their respective officers, directors or employees to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any applicable similar law and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that would reasonably be expected to subject the Company or any of its Subsidiaries to any liability for breach of fiduciary duty under ERISA.

  (viii)      Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries complies with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or local law.  No Company Benefit Plan or Company Benefit Agreement that is an employee welfare benefit plan provides material benefits after termination of employment, except (x) where the cost of coverage therefor is borne entirely by the former employee (or his or her eligible dependents or beneficiaries), (y) as required by Section 4980B(f) of the Code or any other applicable law or (z) for any such benefits that are provided solely during a severance period pursuant to a Company Benefit Plan or Company Benefit Agreement that is an employment or severance plan or agreement.

  (ix)         Except with respect to the treatment of Company Stock Options, Company Restricted Shares and Company Performance Units described in Section 5.04 of this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction expressly contemplated by this Agreement (alone or in combination with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Participant to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or otherwise or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.  The Company has provided to Parent a complete and accurate schedule providing the estimated aggregate maximum value of the total amount of all payments and the fair market value of all non-cash benefits (including severance benefits and accelerated vesting of Company Stock Options, Company Restricted Shares and Company Performance Units) that may become payable or provided to each Participant in connection with the transactions contemplated by this Agreement under the Company Benefit Plans and Company Benefit Agreements (assuming for such purpose that the employment of all Participants were terminated immediately following the Effective Time as if the Effective Time were September 30, 2010).  Except as in accordance with this Agreement, none of the Company or any of its Subsidiaries has taken any action or announced any intention to amend, modify or terminate any Company Benefit Plan or Company Benefit Agreement in any manner that could result in any material increase in compensation or benefits to any Participant or accelerate the payment of any obligations thereunder.

  (x)          Except as individually or in the aggregate has not and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and incorrectly classifying such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

  (xi)         Except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation 1.409A-1(a)(1)(a) and subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) was operated in compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of Section 409A of the Code and applicable guidance thereunder, and each Nonqualified Deferred Compensation Plan has been operated in compliance with Section 409A of the Code and the Final Treasury Regulations and other guidance issued by the IRS thereunder (the “409A Authorities”) since January 1, 2009 and has been in documentary compliance with the 409A Authorities since January 1, 2009.  No Participant is entitled to any material gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax imposed under Section 409A of the Code or interest or penalty related thereto.

(m)         No Excess Parachute Payments.  No amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in combination with any other event, including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company is reasonably expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), other than excess parachute payments to employees other than directors or officers that do not exceed $1,000,000 in the aggregate, and no disqualified individual is entitled to receive any additional payment from the Company, any of its Subsidiaries, Parent or the Surviving Corporation in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(n)         Taxes.  (i) Each of the Company and its Subsidiaries has (A) duly filed with the appropriate governmental authorities all material tax returns required to be filed and, except as reserved for in accordance with GAAP, all such tax returns are complete and accurate in all material respects and (B) duly paid in full or made adequate provision in accordance with GAAP for the payment of all material taxes due, whether or not shown as due in such tax returns.

  (ii)         (A) The relevant statute of limitations is closed with respect to the U.S. federal income tax returns of the Company and its Subsidiaries for all years through September 30, 2006 and (B) there is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and foreign taxes with respect to the Company or any of its Subsidiaries, nor has any written request for any such extension been received by the Company or any of its Subsidiaries.

  (iii)        (A) No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (collectively “Audits”) or court proceedings are presently pending and no written notice of any Audit has been received with regard to any material taxes owed or claimed to be owed by or on behalf of the Company or any of its Subsidiaries and (B) material amounts finally determined to be owed from any Audit or court proceedings relating to taxes of the Company or any of its Subsidiaries have been paid or accrued on the financial statements of the Company included in the Filed Company SEC Documents to the extent such taxes are being properly protested.

  (iv)        None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed Company SEC Documents) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) the installment method of accounting, (B) the completed contract method of accounting, (C) the long-term contract method of accounting, (D) the cash method of accounting or Section 481 of the Code or (E) any comparable provisions of state, local or foreign tax law, other than any amounts that are specifically reflected in a reserve for taxes on the financial statements of the Company included in the Filed Company SEC Documents.

  (v)         Within the two-year period ending on the Closing Date, none of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

  (vi)        The distribution of all of the common stock of New Aristotle Holdings, Inc., a Delaware corporation, in November 2006 and related transactions qualified for tax-free treatment under Section 355 and 361 of the Code and Section 355(e) of the Code did not apply.

  (vii)       Neither the Company nor any of its Subsidiaries has ever entered into any “listed transaction” or “transaction of interest”, as defined in Treasury Regulation Section 1.6011-4(b) or comparable provision of state, local or foreign tax law for which disclosure on a tax return was required.

  (viii)      No taxing authority has asserted any material liens for taxes with respect to any assets or properties of the Company or its Subsidiaries, except for statutory liens for taxes not yet due and payable.

  (ix)        The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of taxes.

  (x)          Neither the Company nor any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.

  (xi)         Neither the Company nor any of its Subsidiaries is a party to or bound by any material tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority), except agreements solely with each other or agreements with third parties made in the ordinary course of business the primary subject matter of which is not tax.

  (xii)       As used in this Agreement (A) “tax” or “taxes” shall include (whether disputed or not) all (x) federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or as a transferee or successor and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y); (B) “taxing authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed (or, in the case of Section 4.01(d), to be filed) with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(o)         Properties.  (i)  Section 3.01(o)(i) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all real property (other than real property that is not material to the Company and its Subsidiaries, taken as a whole) owned in fee by the Company or any of its Subsidiaries (the “Owned Real Property”), together with a description of their present use.  The Company or one of its Subsidiaries has fee simple title to all of the Owned Real Property, in each case free and clear of all Liens, other than Permitted Liens.  Neither the Company nor any of its Subsidiaries has leased or granted any right to use or occupy all or any portion of the Owned Real Property to a third party.  There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.  There is no condemnation or other proceeding in eminent domain, pending or, to the Knowledge of the Company, threatened, affecting the Owned Real Property or any portion thereof or interest therein.

  (ii)         Section 3.01(o)(ii) of the Company Disclosure Schedule sets forth the location of all real property (other than real property that is not material to the Company and its Subsidiaries, taken as a whole) leased to the Company or any of its Subsidiaries (the “Leased Real Property”) pursuant to a lease, sublease, license or other similar agreement (together with all amendments, modifications and supplements thereto) under which the Company or any of its Subsidiaries is the lessee, sublessee, or licensee (collectively, the “Leases”).  Complete and accurate copies of each of the Leases have been made available to Parent prior to the date of this Agreement.  Each Lease is valid, binding and in full force and effect, and the underlying Leased Real Property is free and clear of all Liens, other than Permitted Liens and Liens that have been placed or permitted to be placed by any landlord or fee owner of such Leased Real Property.  The transactions contemplated by this Agreement, including the Merger, do not require the consent of any other party to a Lease, nor will it cause a breach or default under such Lease or cause such Lease to cease being in full force and effect on identical terms following the Closing Date.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Lease, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has subleased or granted to a third party any right to use or occupy all or any portion of the Leased Real Property and neither the Company nor any of its Subsidiaries has collaterally assigned or granted a Lien in any Lease.

  (iii)        The Owned Real Property and the Leased Real Property are in reasonably good repair and operating condition, ordinary wear and tear excepted.  The Owned Real Property and the Leased Real Property include all real property used in the Company’s business, and are sufficient for the conduct and operation of the Company’s business, as presently conducted and as currently proposed to be conducted.  Each of the Company and its Subsidiaries are in possession of their respective Owned Real Property and Leased Real Property.

  (iv)        With respect to tangible assets necessary for the conduct of the Company’s business as presently conducted and as currently proposed to be conducted (other than real property), the Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all of such tangible assets, in each case free and clear of all Liens, other than Permitted Liens.

(p)         Intellectual Property.  (i)  The Company or one of its Subsidiaries owns or is licensed to use, in each case free and clear of any Liens other than Permitted Liens, all material Intellectual Property used to carry on the business of the Company and its Subsidiaries as presently conducted.

  (ii)         Section 3.01(p)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all registered Intellectual Property, or application therefor, owned by the Company or any of its Subsidiaries (other than Intellectual Property that is not material to the Company and its Subsidiaries, taken as a whole).

  (iii)        None of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person (collectively, “Infringing Activities”), except for any Infringing Activities that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any Infringing Activities (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property or other proprietary information of any other person), or is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding before or by any Governmental Entity or third party with respect to any Infringing Activities, that has not been settled or otherwise fully resolved, except for any Infringing Activities that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, no person or persons are infringing or have misappropriated or otherwise come into conflict with the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property in a manner that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

  (iv)        None of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice, and no suits, claims, actions, investigations or proceedings are pending or, to the Knowledge of the Company, threatened, with regard to the ownership or use by the Company or any of its Subsidiaries of any of their respective Intellectual Property which individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect, except for any of the foregoing that has been settled or fully resolved.

  (v)         As used in this Agreement, “Intellectual Property” shall mean (A) trademarks, service marks, certification marks, names, brand names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of sources of origin, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application, (B) inventions, discoveries and ideas, whether patentable or not, provided that such inventions, discoveries and ideas are protectable under applicable law, (C) patents, applications for patents (including any division, continuation, continuation in part or renewal application) and any renewals, extensions, substitutions, or reissues thereof, (D) trade secrets and confidential information, (E) writings and other works, protectable under applicable copyright statutes, (F) registrations and applications for registration of copyrights and any renewals or extensions thereof, (G) moral rights and rights of attribution and integrity and (H) all rights in the foregoing, in any similar intangible assets and in any similar intellectual property or proprietary rights, in each case in any domestic or foreign jurisdiction.

  (vi)        The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of all trade secrets and any other confidential information that are owned by or licensed to the Company and its Subsidiaries in confidence, except for any failure to do so that individually or in the aggregate has not had or would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Company, such trade secrets and confidential information have not been used, disclosed to or discovered by any person, except (i) pursuant to a valid non-disclosure, license or other appropriate Contract which has not been breached and (ii) for any use, disclosure or discovery that individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(q)         Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to adopt this Agreement.

(r)          State Takeover Statutes.  The Board of Directors of the Company has taken all actions such that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to this Agreement, the Stockholder Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement.  No other state takeover statute or similar statute or regulation applies to this Agreement, the Stockholder Agreement, the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreement.

(s)          Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person (other than BDT & Company, LLC and Credit Suisse Securities (USA) LLC), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has made available to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(t)          Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Credit Suisse Securities (USA) LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.  A signed copy of the written opinion of Credit Suisse Securities (USA) LLC has been or promptly will be made available to Parent.

(u)         Insurance.  Section 3.01(u) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company or any of its Subsidiaries (or their respective assets or business) as of the date of this Agreement, except for policies that are not material to the Company and its Subsidiaries, taken as a whole.  All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced with a policy with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings prior to the date of cancellation or termination, except in each case for such policies, premiums, cancellations or terminations that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has not been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since September 30, 2008.  There are no pending or, to the Knowledge of the Company, threatened material claims under any insurance policy.

(v)         Relationships with Customers and Suppliers.  (i)  Section 3.01(v)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the twenty largest customers of the Company and its Subsidiaries (determined on the basis of amounts paid to the Company and its Subsidiaries in the eleven-month period ended August 31, 2010), together with such amounts paid during such period.

  (ii)         Section 3.01(v)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of the twenty largest suppliers of the Company and its Subsidiaries (determined on the basis of amounts paid by the Company and its Subsidiaries in the eleven-month period ended August 31, 2010), together with such amounts paid during such period.

  (iii)         Between September 30, 2008 and the date of this Agreement, no customer or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, has (A) canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, provided notice to the Company or any of its Subsidiaries of its intent, or threatened, to terminate its relationship with the Company or any of its Subsidiaries, (C) decreased or limited in any material respect its purchases from or sales to the Company or any of its Subsidiaries or (D) to the Knowledge of the Company, provided notice to the Company or any of its Subsidiaries of its intent, or threatened, to decrease or limit in any material respect its purchases from or sales to the Company or any of its Subsidiaries.

(w)         Product Recalls and Withdrawals.  With respect to each of the products sold by or on behalf of the Company or any of its Subsidiaries, there has not been since September 30, 2008 any recall or withdrawal (either voluntary or involuntary), or claims relating to any recall or withdrawal of products, involving, individually or in the aggregate, in excess of $5,000,000 in book value.

(x)          Exhibits to Agreements.  No item set forth on the Company Disclosure Schedule is affected in any material respect by any ancillary document, annex, exhibit, schedule or other document related to such item that was not provided to Parent prior to the date of this Agreement; and no such ancillary document, annex, exhibit, schedule or other document not provided to Parent prior to the date of this Agreement is material to the Company and its Subsidiaries, taken as a whole.  The Company will deliver to Parent as soon as practicable following the date of this Agreement all such ancillary documents, annexes, exhibits, schedules and other documents not provided to Parent prior to the date of this Agreement.

(y)          No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement, neither the Company nor any person acting on its behalf makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

SECTION 3.02.  Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a)         Organization, Standing and Corporate Power.  Each of Parent and Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to carry on its business as presently conducted.  Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to prevent or materially delay the consummation by Parent or Sub of the Merger or any of the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

(b)         Authority; Noncontravention.  (i)  Each of Parent and Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub.  This Agreement and the transactions contemplated hereby do not require approval of the holders of any shares of capital stock or voting securities of, or other equity interests in, Parent.  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against Parent or Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  The Board of Directors of Sub duly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring that it is in the best interests of Parent, as sole stockholder of Sub, that Sub enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (C) directing that the adoption of this Agreement be submitted to Parent, as sole stockholder of Sub, and (D) recommending that Parent, as sole stockholder of Sub, adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.  Parent, as sole stockholder of Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement.

  (ii)         The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares of capital stock, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under, (A) the organizational documents of Parent or Sub, (B) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject or (C) subject to (1) the adoption of this Agreement by Parent, as the sole stockholder of Sub, and (2) the governmental filings and other matters referred to in the immediately following sentence, any (x) statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or other assets or (y) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Sub or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by Parent under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation in the United States or foreign jurisdictions, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (III) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)         Information Supplied.  None of the information supplied or to be supplied in writing by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)         Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(e)         Capital Resources.  As of the date of this Agreement, NV and PLC together have sufficient cash or availability under their credit facilities, and as of the Closing, Parent or Sub will have sufficient cash, to perform all of Parent and Sub’s monetary obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including payment in full of the aggregate Merger Consideration and all fees, costs, expenses and taxes incurred in connection with the transactions contemplated hereby.

(f)          State Takeover Statutes.  None of Parent, Sub or any of their respective “affiliates” or “associates” has been an “interested stockholder” with respect to the Company at any time within the three years immediately prior to the date of this Agreement, as those terms are defined in Section 203 of the DGCL.

(g)         Litigation.  As of the date of this Agreement, there is no action, suit or proceeding pending or, to the Knowledge of Parent, threatened against or affecting any of Parent, Sub, NV or PLC or any of their respective properties or assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent, Sub, NV or PLC or any of their respective properties or assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

(h)         No Other Representations or Warranties.  Except for the representations and warranties set forth in this Agreement and the representations and warranties of Parent set forth in the Stockholder Agreement, none of NV, PLC, Parent, Sub and any person acting on behalf of NV, PLC, Parent or Sub makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement or the Stockholder Agreement.

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

SECTION 4.01.  Conduct of Business.  (a)  Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except (i) as set forth in Section 4.01(a) of the Company Disclosure Schedule, (ii) as otherwise expressly permitted or required by this Agreement, (iii) as may be required by applicable laws or (iv) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws, rules, regulations and treaties and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and maintain its relationships with customers, suppliers and others having business dealings with it.  Without limiting the generality of the foregoing, and subject to the exceptions set forth in clauses (i) through (iv) of the preceding sentence, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

  (i)     (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, voting securities or other equity interests, except for (1) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent and (2) regular quarterly cash dividends payable by the Company in respect of shares of Company Common Stock not exceeding $0.085 per share of Company Common Stock with usual declaration, record and payment dates and in accordance with the Company’s dividend policy as of the date of this Agreement, (B) split, combine or reclassify any of its capital stock, voting securities or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, voting securities or other equity interests, or (C) purchase, redeem or otherwise acquire any shares of capital stock, voting securities or other equity interests, or any other securities of the Company or any rights, warrants, calls or options to acquire any such shares of capital stock, voting securities or other equity interests, except for purchases, redemptions or other acquisitions of Company Common Stock in connection with the forfeiture, exercise or vesting of any Company Stock Options, Company Performance Units or Company Restricted Shares outstanding on the date of this Agreement;

  (ii)          issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries or (D) any rights issued by, or other obligations of, the Company or any of its Subsidiaries that are linked in any way to the price of any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, the value of the Company or any of its Subsidiaries or any part of the Company or any of its Subsidiaries or any dividends or other distributions declared or paid on any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, in each case including pursuant to Contracts as in effect on the date of this Agreement (other than (1) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company Performance Units, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement, (2) the issuance of shares of Company Common Stock under the Company Management Bonus Plan with respect to the Company’s 2010 fiscal year pursuant to elections made by Participants prior to the date of this Agreement and (3) the issuance of shares of Company Common Stock upon the settlement of Company Common Stock units credited to the accounts of Participants under the Company’s Deferred Compensation Plans for Non-Employee Directors, in accordance with the terms of such plans as in effect on the date of this Agreement);

  (iii)        amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

  (iv)        directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any person or any division, business or all or a substantial portion of the shares of capital stock or voting securities of, or other equity interests in, any person or (B) any assets that, in the case of clause (A) or (B), individually, have a purchase price in excess of $500,000 or, in the aggregate, have a purchase price in excess of $5,000,000, other than (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, and (2) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

 (v)          directly or indirectly (A) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), other than sales of inventory and obsolete equipment in the ordinary course of business consistent with past practice or (B) enter into, modify or amend any lease of real property, except for modifications or amendments that are not adverse to the Company or any of its Subsidiaries;

  (vi)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than the Company or any of its wholly owned Subsidiaries) or (C) repay, redeem, repurchase or otherwise retire, or otherwise make any payment in respect of, any indebtedness for borrowed money or any debt securities, or any rights, warrants, calls or options to acquire any debt securities, other than as required by their terms as in effect on the date of this Agreement;

  (vii)       make any capital expenditure which (A) is in excess of $1,500,000 or (B) is not in accordance with the Company’s fiscal 2011 budget for capital expenditures set forth in Section 4.01(a)(vii) of the Company Disclosure Schedule;

  (viii)  (A) pay, discharge, satisfy or settle any material claims (including claims of stockholders), liabilities, obligations (whether absolute, accrued, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, satisfaction or settlement, in the ordinary course of business consistent with past practice or in accordance with its terms as in effect on the date of this Agreement, of any liability reflected or reserved against in the most recent consolidated balance sheet (or the related notes) of the Company included in the Filed Company SEC Documents (for amounts not in excess of the amount reflected on, or reserved against in, such consolidated balance sheet) or incurred since the date of such consolidated balance sheet in the ordinary course of business consistent with past practice, (B) cancel any indebtedness, (C) waive, transfer, grant or release any claims or right of material value, (D) waive any benefits of, or agree to modify in any respect, or terminate or fail to enforce, or consent to any material matter with respect to which consent is required under any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary or (E) commence any litigation other than in the ordinary course of business consistent with past practice;

  (ix)  (A) (1) enter into, (2) modify or amend in any material respect or modify or amend outside the ordinary course of business or (3) terminate any Specified Contract or (B) waive, release or assign any material rights or claims thereunder;

  (x)          enter into, modify, amend or terminate any Contract, which if so entered into, modified, amended or terminated would reasonably be expected to (A) adversely affect in any material respect the Company or any of its Subsidiaries, taken as a whole, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by the Agreement;

  (xi)         enter into any Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares of capital stock, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

  (xii)        except as otherwise contemplated by this Agreement or as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable law or to comply with any Contract or Company Benefit Plan or Company Benefit Agreement entered into prior to the date of this Agreement and as in effect on the date of this Agreement, (A) adopt, establish, enter into, terminate, amend or modify (1) any collective bargaining, works council or other labor union agreement or Company Benefit Plan or (2) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more Participants, (B) increase in any manner the compensation, bonus opportunity or fringe or other benefits of, or grant or pay any type of compensation or benefits to, any Participant not previously receiving or entitled to receive such type of compensation or benefits other than, in the case of employees who are neither directors nor officers, normal increases in cash compensation in the ordinary course of business consistent with past practice, (C) pay or provide any amount or benefit not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, other than the payment of base compensation and other amounts or benefits that are not material, in each case that are paid or provided in the ordinary course of business consistent with past practice, (D) grant or pay to any Participant (1) any severance, termination, change in control, retention or similar compensation or benefits or increase in any manner such compensation or benefits or (2) any right to receive any such compensation or benefits, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the grant of Company Stock Options, “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), (F) amend or modify any Company Stock Option, Company Restricted Share or Company Performance Unit, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined; provided, however, the foregoing clauses (A), (B), (C) and (E) shall not restrict the Company from entering into or making available to newly hired employees or to employees in the context of promotions plans, agreements, benefits or compensation agreements, in each case (x) in the ordinary course of business consistent with past practice and (y) other than for employees who are directors or officers;

  (xiii)       change its fiscal year or, except as required by GAAP or applicable tax laws, make any change in accounting methods, principles or practices;

  (xiv)      adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

  (xv)       authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)         Other Actions.  The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

(c)         Advice of Changes; Filings.  (i) Parent shall promptly advise the Company orally and in writing of any breach or failure to perform any of its, Sub’s, PLC’s or NV’s representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.03(a) or 6.03(b) could not then be satisfied and (ii) the Company shall promptly advise Parent orally and in writing of any breach or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b) could not then be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.  Each of the Company and Parent shall, to the extent permitted by law, promptly provide the other with copies of all filings made by such party or its Affiliates with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

(d)         Certain Tax Matters.  (i)  During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) timely file all material tax returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (B) timely pay all material taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all material taxes payable but not yet due; (D) promptly notify Parent of any suit, claim, action, investigation, audit or similar proceeding (collectively, “Actions”) pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of tax, (E) not settle or compromise any material tax liability without Parent’s prior written consent, which shall not be unreasonably withheld or delayed; and (F) not make any material tax election, other than with Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, or other than in the ordinary course of business consistent with past practice.  Any tax returns described in this Section 4.01(d) shall be complete and accurate in all material respects and shall be prepared on a basis consistent with the past practice of the Company.  The Company shall make such tax returns available to Parent.

  (ii)         The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

  (iii)        For the avoidance of doubt, the parties agree that books and records governed by Section 5.02 shall include any tax information reasonably requested, including tax returns that have been filed for all open periods.

  (iv)        Except as set forth in Section 4.01(d)(iv) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit its Subsidiaries to, take steps to implement any restructuring outside of the normal course of business involving foreign Subsidiaries, a significant purpose of which is the reduction of tax, except as consented to in writing in advance by Parent, which consent shall not be unreasonably withheld.

SECTION 4.02.  No Solicitation.  (a)  The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, induce or facilitate any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal.  The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the two immediately preceding sentences by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company.  Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal by such party, and which Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions regarding the terms of such Takeover Proposal and the negotiation of such terms with, and only with, the person making such Takeover Proposal (and its Representatives).

                               The term “Takeover Proposal” means any inquiry, proposal or offer (whether or not in writing) from any person with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of shares of capital stock or voting securities of, or other equity interests in, a Subsidiary of the Company or otherwise) of any business or assets of the Company or its Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of shares of capital stock, voting securities or other equity interests (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such shares of capital stock, voting securities or other equity interests) representing 15% or more of the voting power of the Company, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Company Common Stock or (v) combination of the foregoing (in each case, other than the Merger).

                               The term “Superior Proposal” means any legally binding bona fide written offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, all or substantially all of the shares of Company Common Stock or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (i) on terms which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the third party or group making the proposal) and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (ii) that is fully financed or reasonably capable of being fully financed, reasonably likely to receive all governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms and conditions proposed.

(b)         (i) Neither the Board of Directors of the Company nor any committee thereof shall (A) (1) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (2) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (A) being referred to as a “Company Adverse Recommendation Change”) or (B) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement or arrangement constituting or related to, or that is intended to or would be reasonably likely to lead to, any Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 4.02(a)).

  (ii)          Notwithstanding Section 4.02(b)(i), at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, however, that the Board of Directors of the Company may not make a Company Adverse Recommendation Change unless (A) the Company has provided prior written notice to Parent that the Board of Directors of the Company intends to effect a Company Adverse Recommendation Change (a “Notice of Adverse Recommendation”), which notice shall specify the reasons therefor and, in the case of a Superior Proposal, include the material terms and conditions of such Superior Proposal (including the identity of the third party or group making the Superior Proposal) and attach a copy of the most current draft of any written agreement relating thereto, (B) the Company has negotiated in good faith (including by complying with its obligations under Section 4.02(b)(iv)) with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least five business days following receipt by Parent of such Notice of Adverse Recommendation (it being understood and agreed that, in the case of a Superior Proposal, any amendment to any material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and an additional three business day period from the date of such notice) and (C) taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Board of Directors of the Company has determined in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure by it to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law and, in the case of a Superior Proposal, such Superior Proposal continues to meet the definition of the term “Superior Proposal”.

  (iii)        Notwithstanding Section 4.02(b)(i), at any time prior to obtaining the Stockholder Approval, if the Company receives a Takeover Proposal which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal, the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 4.02(b)(iii), and any purported termination pursuant to this Section 4.02(b)(iii) shall be void, unless (A) the Company has not breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, including in this Section 4.02, such that the conditions set forth in Section 6.02(a) or 6.02(b) could not then be satisfied, (B) concurrently with such termination the Company pays the termination fee payable pursuant to Section 5.06(b), (C) the Company has provided prior written notice to Parent that the Company intends to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal (a “Notice of Superior Proposal”), which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the third party or group making such Superior Proposal) and attach a copy of the definitive agreement proposed to be entered into with respect to such Superior Proposal, (D) the Company has negotiated in good faith (including by complying with its obligations under Section 4.02(b)(iv)) with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least five business days following receipt by Parent of such Notice of Superior Proposal (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Superior Proposal and an additional three business day period from the date of such notice) and (E) taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Board of Directors of the Company has determined in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Superior Proposal continues to meet the definition of the term “Superior Proposal” and the failure by it to terminate this Agreement to enter into the definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law.

  (iv)        The Company shall keep confidential during the term of this Agreement any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or to the extent otherwise required to be disclosed by applicable law.

(c)         In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal, the material terms and conditions of any such Takeover Proposal, inquiry or proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal, inquiry or proposal.  The Company shall (i) keep Parent informed in all material respects of the status and details (including any change to the terms thereof) of any such Takeover Proposal, inquiry or proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including draft agreements) relating to any such Takeover Proposal, inquiry or proposal exchanged between the Company or any of its Affiliates (or its or their Representatives), on the one hand, and the person making such Takeover Proposal, inquiry or proposal (or its Representatives), on the other hand, other than correspondence or other written material that does not relate to any material term or condition of such Takeover Proposal.

(d)         Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

ARTICLE V

Additional Agreements

SECTION 5.01.  Preparation of the Proxy Statement; Stockholders’ Meeting.  (a)  As promptly as practicable following the date of this Agreement (and in any event prior to October 12, 2010), the Company shall prepare and file with the SEC the Proxy Statement and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement; provided, however, that the Company may delay such mailing if it determines in good faith (after consultation with outside counsel) that such delay would be advisable in light of any unresolved comments of the SEC with respect to the Proxy Statement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand.  If at any time prior to receipt of the Stockholder Approval, there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use reasonable best efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review.

(b)         The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) solely for the purpose of obtaining the Stockholder Approval.  Subject to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

(c)           The Company shall not be required to hold the Stockholders’ Meeting if this Agreement is terminated in accordance with its terms before the Stockholders’ Meeting is held.

SECTION 5.02.  Access to Information; Confidentiality.  The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (b) a copy of each correspondence or written communication with any Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (including all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company or any of its Subsidiaries (or their respective assets or business)).  Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the letter agreement, dated August 21, 2010, between Unilever United States, Inc. and the Company and the addendum to such letter agreement, dated September 16, 2010, between Unilever United States, Inc. and the Company (such letter agreement and addendum together, the “Confidentiality Agreement”).  No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 5.03.  Required Actions.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement.

(b)         In connection with and without limiting the generality of Section 5.03(a) and subject to Section 5.03(e), each of the parties agrees to use reasonable best efforts to accomplish, or cause to be accomplished, in the most expeditious manner practicable (and in any event no later than the End Date), the following: (i) the obtaining of all actions or nonactions, waivers, consents and approvals from Governmental Entities as may be necessary or advisable (including the Governmental Entities in the jurisdictions set forth on Annex II) and the making and progressing of all registrations, declarations, notices and filings as may be necessary or advisable (including with the Governmental Entities in the jurisdictions set forth on Annex II) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(c)         In connection with and without limiting the generality of Section 5.03(a) and subject to Section 5.03(e), each of the Company and Parent shall, and, to the extent applicable, the Company shall cause its Subsidiaries and Parent shall cause NV, PLC and their respective Subsidiaries to:

  (i)     duly and promptly file (A) with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement and (B) in any other jurisdiction where a registration, declaration, notice or filing may be necessary or advisable (including the jurisdictions set forth on Annex II) the appropriate registration, declaration, notice or filing, in each case as promptly as practicable and in substantial compliance with the requirements of the HSR Act and any other applicable law;

  (ii)         promptly provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials thereof in the course of its review of this Agreement, the Merger or the other transactions contemplated hereby;

  (iii)        cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing and, if requested, to promptly amend or furnish additional information thereunder;

  (iv)        cooperate with the other party to determine whether any filings are required to be made with, or consents, waivers or approvals are required to be obtained from, any Governmental Entities or other third parties;

  (v)         use its reasonable best efforts to furnish to the other party as promptly as practicable all assistance, cooperation and information required for any registration, declaration, notice or filing described in this Section 5.03(c) and in order to achieve the effects set forth in Section 5.03(b);

  (vi)        give the other party reasonable prior notice of any registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 5.03(b) and in this Section 5.03(c)), and permit the other party to review and discuss in advance, and consider in good faith the views of, and use reasonable best efforts to secure the participation of, the other party in connection with any such registration, declaration, notice, filing or communication; and

  (vii)       unless prohibited by applicable law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, allow the other party or persons nominated by such other party (including such other party’s outside counsel) to participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 5.03(b) and in this Section 5.03(c)), (B) to the extent reasonably practicable, give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable law or by the applicable Governmental Entity from participating in or attending any such meeting, or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger.

(d)         The Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(e)          Notwithstanding anything else contained herein, the provisions of this Section 5.03 shall not be construed to (i) require Parent or any of its Affiliates or (ii) permit the Company or any of its Affiliates without the prior written consent of Parent, to undertake any efforts or to take any action if the taking of such efforts or action would or would reasonably be expected to result in a Substantial Detriment; provided, however, that reasonable best efforts of Parent under this Section 5.03 shall include agreeing to requirements to dispose of or hold separate brands of the Company, Parent or any of their respective Affiliates and assets primarily related to such brands that do not constitute a Substantial Detriment.

SECTION 5.04.  Company Stock Options; Company Restricted Shares; Company Performance Units.  (a)  As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

  (i)          at the Effective Time, each outstanding Company Stock Option, whether vested or unvested, shall be cancelled and the holder thereof shall then be entitled, and have a fully vested right, to receive in consideration for such cancellation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Company Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option;

  (ii)         at the Effective Time, each Company Restricted Share outstanding immediately prior to the Effective Time will be converted into the fully vested right to receive the Merger Consideration pursuant to Section 2.01(c);

  (iii)        at the Effective Time, each outstanding Company Performance Unit will be converted into an amount in cash equal to $1,000, multiplied by a fraction, (A) the numerator of which is the number of full calendar months during the applicable performance period that have elapsed prior to the Effective Time, provided that if at least six full calendar months of the Company’s fiscal year have elapsed prior to the Effective Time, then all calendar months during such fiscal year will be deemed to have elapsed prior to the Effective Time, and (B) the denominator of which is the total number of months during the applicable performance period; provided, however, that, in accordance with the terms of the Company SVI Plan, any such payments described in this Section 5.04(a)(iii) will be reduced to the extent that they, when combined with any other payments, benefits or other economic entitlements to the recipient, would cause the recipient to be subject to the excise tax under Section 4999 of the Code;

  (iv)        at the Effective Time, all Company Common Stock units credited to the account of each Participant under the Company’s Deferred Compensation Plans for Non-Employee Directors shall be converted into the right to receive a cash payment in an amount equal to the product of (A) the number of such Company Common Stock units credited to such account and (B) the Merger Consideration, and such payment shall be made in accordance with the terms of such plans; and

  (v)         make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b)         All amounts payable pursuant to Section 5.04(a) shall be subject to any required withholding of taxes and shall be paid without interest as soon as practicable following the Effective Time.

(c)         The Company shall ensure that following the Effective Time, no holder of a Company Stock Option, Company Restricted Share, Company Performance Unit or Company Stock-Based Award (or former holder of a Company Stock Option, Company Restricted Share, Company Performance Unit or Company Stock-Based Award) or any current or former participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any shares of capital stock or voting securities of, or other equity interests (including “phantom” stock or stock appreciation rights) in, the Company, the Surviving Corporation or any of their Subsidiaries.

(d)         Prior to the Effective Time, the Company shall take all actions necessary in order to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.05.  Indemnification; Advancement of Expenses; Exculpation and Insurance.  (a)  Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate and the Company Bylaws (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)         In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

(c)         Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of the Company’s current directors’ and officers’ liability insurance policies (complete and accurate copies of which have been heretofore made available to Parent) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Existing D&O Policy for a period of six years after the Effective Time, on terms with respect to such coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such persons than those of the Existing D&O Policy; provided that the Company shall not be permitted to pay more than $2,500,000 in the aggregate to obtain such coverage.  If the Company shall fail to obtain such extension of the Existing D&O Policy, Parent or one of its Affiliates shall maintain the Existing D&O Policy for a period of six years after the Effective Time; provided that Parent or one of its Affiliates may (i) substitute therefor policies of Parent or one of its Affiliates or (ii) obtain such extended reporting period coverage through a “tail” insurance policy (to be effective as of the Effective Time), in each case containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers from an insurance carrier with the same or better credit rating than the carrier of the Existing D&O Policy as the date of this Agreement.

(d)         Notwithstanding anything to the contrary in Section 5.05(c), Parent or its Affiliate shall not be obligated to pay in the aggregate an annual premium for insurance that exceeds 150% of the annual premiums payable by the Company for coverage during calendar year 2009 under the Existing D&O Policy (which premiums for such year are set forth in Section 5.05(d) of the Company Disclosure Schedule).  It is understood and agreed that in the event the annual premium for the coverage set forth in Section 5.05(c) would at any time exceed such 150% amount, Parent or its Affiliate shall be obligated to provide the maximum available coverage as may be obtained for such 150% amount from an insurance carrier with the same or better credit rating than the carrier of the Existing D&O Policy as of the date of this Agreement.

(e)         The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.06.  Fees and Expenses.  (a)  Except as provided in paragraphs (b) and (c) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)         In the event that (i) this Agreement is terminated by (A) Parent pursuant to Section 7.01(e) or (B) the Company pursuant to 7.01(f) or (ii) (A) on or after the date of this Agreement and prior to the obtaining of the Stockholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention to make a Takeover Proposal, (B) thereafter this Agreement is terminated by (1) either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Stockholder Approval or the Stockholders’ Meeting has not been held) or Section 7.01(b)(iii) or (2) Parent pursuant to Section 7.01(c)(i) and (C) within 15 months after such termination, the Company enters into a Contract to consummate, or consummates, any Acquisition Transaction, then the Company shall pay Parent a termination fee equal to $125,000,000 by wire transfer of same-day funds (x) in the case of a payment required by clause (i)(A) above, on the first business day following the date of termination of this Agreement, (y) in the case of a payment required by clause (i)(B) above, immediately upon the termination of this Agreement and (z) in the case of a payment required by clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C).

(c)         In the event that (i) this Agreement is terminated by (A) Parent or the Company pursuant to Section 7.01(b)(i) or 7.01(b)(ii) (in the case of Section 7.01(b)(ii), as a result of any Restraint arising under any competition, merger control, antitrust or similar law or regulation), (B) the Company pursuant to Section 7.01(d) or (C) Parent pursuant to Section 7.01(c)(ii) and (ii) as of the date of termination, (A) the condition set forth in Section 6.01(b) or Section 6.01(c) (in the case of Section 6.01(c), as a result of any Restraint or any pending or threatened suit, action or proceeding by any Governmental Entity, in each case arising under any competition, merger control, antitrust or similar law or regulation) has not been satisfied and (B) all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then Parent shall pay the Company a termination fee equal to $125,000,000 by wire transfer of same-day funds on the second business day following the date of termination of this Agreement.

(d)        The Company and Parent acknowledge and agree that the agreements contained in Sections 5.06(b) and 5.06(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, if either party fails promptly to pay the amount due pursuant to Sections 5.06(b) and 5.06(c) and, in order to obtain such payment, the other party commences a suit that results in a judgment against such non-paying party for the applicable termination fee, such non-paying party shall pay to such other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the applicable termination fee from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

SECTION 5.07.  Public Announcements.  Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable law, court process or by obligations pursuant to any listing agreement with any domestic or foreign national securities exchange or domestic or foreign national securities quotation system.  The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed).  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

SECTION 5.09.  Employee Matters.  (a)  From the Effective Time through the first anniversary of the Effective Time, each employee of the Company or any of its Subsidiaries (but excluding those employees covered by any applicable collective bargaining agreement) who remains in the employment of the Surviving Corporation, Parent or any of their respective Affiliates (each, a “Continuing Employee”) shall receive (i) base compensation that is not less than the base compensation paid to such Continuing Employee immediately prior to the Effective Time, (ii) bonus and equity compensation opportunities under annual, long-term and other bonus and incentive plans that are no less favorable in the aggregate than the bonus and equity compensation opportunities provided to similarly situated employees of Parent and (iii) employee benefits (other than bonus and equity compensation opportunities) that are no less favorable in the aggregate than the employee benefits (other than bonus and equity compensation opportunities) provided to such Continuing Employee immediately prior to the Effective Time; provided that, except as provided in clause (ii),  none of Parent and its Affiliates and the Surviving Corporation and its Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, (A) shares of capital stock or voting securities of, or other equity interests in, any entity, (B) warrants, options, stock appreciation rights or other rights in respect of such shares of capital stock, voting securities or other equity interests or (C) securities convertible or exchangeable into such shares of capital stock, voting securities or other equity interests pursuant to any such plans or arrangements.

(b)         Parent shall, and shall cause the Surviving Corporation and the Affiliates of Parent and the Surviving Corporation, to recognize the service of each Continuing Employee as if such service had been performed with Parent, the Surviving Corporation or such Affiliates for all purposes (including eligibility, participation, vesting and benefit accrual (other than under a defined benefit pension plan)) under each employee benefit plan, policy, program, arrangement or agreement of Parent, the Surviving Corporation or such Affiliates solely to the extent that Parent, the Surviving Corporation or such Affiliates make such plan, policy,  program, arrangement or agreement available to such Continuing Employee and except as would result in any duplication of benefits for the same period of service.

(c)         With respect to any welfare plan maintained by Parent and its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, Parent and its Affiliates shall, and Parent shall cause the Surviving Corporation to, (i) use reasonable best efforts to waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d)         With respect to the employees of the Company or any of its Subsidiaries who are employed primarily outside the United States, following the Effective Time, Parent and its Affiliates will provide such employees with employee benefits in accordance with applicable law.

(e)         With respect to the employees of the Company or any of its Subsidiaries who are covered by an applicable collective bargaining agreement, Parent and its Affiliates will provide such employees with employee benefits in accordance with the applicable collective bargaining agreement.

(f)          Parent shall, and shall cause the Surviving Corporation and the Affiliates of Parent and the Surviving Corporation to, honor all Company Benefit Plans and Company Benefit Agreements.  Notwithstanding the foregoing, within ten days following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay to each participant in the Company Management Bonus Plan an amount equal to the sum of (i) such participant’s annual bonus earned under the Company Management Bonus Plan for the Company’s last fiscal year that ended prior to the Effective Time (to the extent such bonus has not been paid as of the Effective Time) and (ii) a bonus under the Company Management Bonus Plan for the Company’s fiscal year during which the Effective Time occurs, prorated to take into account the portion of such fiscal year occurring prior to the Effective Time.

(g)         Without limiting the scope of Section 8.07, no provision of this Section 5.09 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries in any respect, including in respect of continued employment (or resumed employment) with Parent, the Surviving Corporation or its Subsidiaries or any other Affiliates of Parent, and no provision of this Section 5.09 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Company Benefit Agreement or any employee program or any plan or arrangement of Parent or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Parent, the Company or its Subsidiaries or any other Affiliates of Parent in accordance with the terms of such plans or arrangements.

SECTION 5.10.  NV and PLC Guarantee.  NV and PLC hereby, jointly and severally, irrevocably, absolutely and unconditionally guarantee to the Company the prompt and complete performance when and as due of (a) the obligations of Parent set forth in Section 5.03 and (b) all monetary obligations of Parent and Sub under this Agreement (the “Guarantee”).  Each of NV and PLC represent that (i) it has all requisite power and authority to undertake the Guarantee, (ii) the Guarantee has been duly authorized by all necessary corporate action on the part of NV and PLC and no other corporate proceedings on the part of NV or PLC are necessary to authorize the Guarantee, (iii) the Guarantee does not require approval of the holders of any shares of capital stock or voting securities of, or other equity interests in, NV or PLC, (iv) the Guarantee has been duly executed and delivered by each of NV and PLC and, assuming the due authorization, execution and delivery of this Agreement by Parent, the Company and Sub, the Guarantee constitutes a legal, valid and binding obligation of each of NV and PLC, enforceable against NV or PLC, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies and (v) the Guarantee does not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any indebtedness or shares of capital stock, voting securities or other equity interests or any loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of NV or PLC under, (A) the organizational documents of NV or PLC, (B) any Contract to which NV or PLC is a party or any of their respective properties or other assets is subject or (C) any (1) statute, law, ordinance, rule or regulation applicable to NV or PLC or their respective properties or other assets or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to NV or PLC or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on the ability of NV or PLC to perform the Guarantee.

ARTICLE VI

Conditions Precedent

SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver on or prior to the Closing Date of the following conditions:

(a)         Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)         Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any agreement with any Governmental Entity not to consummate the Merger shall have been terminated or shall have expired, and all waivers, consents, approvals and waiting periods under any competition, merger control, antitrust or similar law or regulation in each jurisdiction set forth in Annex II and as may be necessary in any other jurisdiction shall have been obtained, expired or been terminated, as applicable.

(c)         No Consummation Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect that would, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity that would reasonably be expected to, prevent, make illegal or prohibit the consummation of the Merger.

SECTION 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of the Company contained in (i) Section 3.01(g)(i) shall be true and correct, (ii) Sections 3.01(b), 3.01(c)(i), 3.01(c)(ii), 3.01(c)(iv), 3.01(d)(i), 3.01(q), 3.01(r) and 3.01(s), disregarding any exception or qualification as to materiality or Company Material Adverse Effect, shall be true and correct in all material respects and (iii) this Agreement (other than those referenced in the immediately preceding clauses (i) and (ii)), disregarding any exception or qualification as to materiality or Company Material Adverse Effect, shall be true and correct, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)         Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)         No Ownership or Operation Restraints.  No Restraint shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, that would reasonably be expected to result in a Substantial Detriment.

SECTION 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties.  The representations and warranties of Parent and Sub contained in (i) Sections 3.02(b)(i) and 3.02(f) shall be true and correct in all material respects and (ii) this Agreement (other than those referenced in the immediately preceding clause (i)), disregarding any exception or qualification as to materiality or Parent Material Adverse Effect, shall be true and correct, except where the failure to be so true and correct individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.  The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b)         Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a)         by mutual written consent of Parent and the Company;

(b)         by either Parent or the Company:

  (i)           if the Merger shall not have been consummated on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of such party having breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

  (ii)         if any Restraint having the permanent effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

  (iii)        if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor (unless such Stockholders’ Meeting has been adjourned, in which case at the final adjournment thereof);

(c)         by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent (provided that Parent or Merger Sub has not breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.03(a) or 6.03(b) could not then be satisfied) or (ii) if any Restraint having the permanent effect set forth in Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d)         by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company (provided that the Company has not breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b) could not then be satisfied);

(e)          by Parent, if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within 10 business days of receipt of a written request by Parent to provide such reaffirmation following a publicly known Takeover Proposal or (iii) the Company shall have entered into a definitive agreement with respect to a Superior Proposal; or

(f)          by the Company, in accordance with the provisions of Section 4.02(b)(iii) (provided that the Company has complied with all of the requirements of Section 4.02(b)(iii)).

SECTION 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this Agreement, other than the provisions of Section 3.01(s), the penultimate sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except in the case of fraud by a party or the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after receipt of the Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by law, waive compliance with any of the covenants or agreements, or satisfaction of any of the conditions, contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE VIII

General Provisions

SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit Section 7.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Conopco, Inc.
800 Sylvan Avenue
Englewood Cliffs, NJ 07632

Telecopy No.: (201) 894-2727
Attn: General Counsel

with a copy to:

Conopco, Inc.
800 Sylvan Avenue
Englewood Cliffs, NJ 07632

Telecopy No.: (201) 894-2727
Attn: Paul McMahon
          David Schwartz

and a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Telecopy No.:  (212) 474-3700
Attention:  Mark I. Greene, Esq.

if to the Company, to:

Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois 60160

Telecopy No.:  (708) 450-2511
Attention:  General Counsel

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603

Telecopy No.:  (312) 853-7036
Attention:  Thomas A. Cole
     Frederick C. Lowinger
     Robert L. Verigan

SECTION 8.03.  Definitions.  For purposes of this Agreement:

(a)         “Acquisition Transaction” shall have the meaning ascribed to the term “Takeover Proposal”, except that references in the definition of “Takeover Proposal” to “15%” shall be replaced by “50%”.

(b)         an “Affiliate” of any specified person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

(c)          “Commonly Controlled Entity” means any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code;

(d)         “Company Benefit Agreement” means (1) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, employee benefit, loan, stock repurchase or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, or (2) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement;

(e)         “Company Benefit Plan” means any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, other equity or equity-based compensation performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, termination, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any Commonly Controlled Entity, in each case providing benefits to any Participant, but not including any Company Benefit Agreement;

(f)          “Company Material Adverse Effect” means any change, event, occurrence, fact, circumstance or development that (i) has a material adverse effect on the business, financial condition, properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect to the extent that it results from or arises out of (A) any change relating to the United States economy or securities markets in general (provided, however, that such exclusion only applies to the extent such effect does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate), (B) any change or condition generally affecting the industries in which the Company and its Subsidiaries operate (provided, however, that such exclusion only applies to the extent such effect does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to others in such industries), (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that this clause (C) shall not affect whether the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect), (D) any change in GAAP or in the accounting rules and regulations of the SEC (provided, however, that such exclusion only applies to the extent such effect does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate), and (E) any act of war, terrorism or armed hostilities or (ii) would prevent or materially delay the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement;

(g)         “Company Stock Plans” means the Company SVI Plan, the Company Employee Stock Option Plan of 2006 (as amended through September 17, 2008), the Company 2006 Stock Option Plan for Non-Employee Directors (as amended through October 24, 2007), the Company 2006 Restricted Stock Plan (as amended through January 28, 2010), the Company Management Incentive Plan (as amended through November 30, 2009), the Company Management Bonus Plan (as amended through October 1, 2009), the 2006 Company Deferred Compensation Plan for Non-Employee Directors (as amended through October 26, 2006) and the 2008 Company Deferred Compensation Plan for Non-Employee Directors (as amended through October 23, 2008);

(h)         “End Date” means June 27, 2011; provided, however, that if on June 27, 2011, the conditions to Closing set forth in Section 6.01(b) or 6.01(c) (in the case of Section 6.01(c), as a result of any Restraint or any pending or threatened suit, action or proceeding by any Governmental Entity, in each case arising under any competition, merger control, antitrust or similar law or regulation) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the End Date may be extended by either Parent or the Company to September 27, 2011;

(i)          “Knowledge” of any person that is not an individual means, with respect to any fact, circumstance or condition in question, the knowledge of such person’s executive officers;

(j)          “Permitted Liens” means (i) Liens for taxes and governmental assessments (x) not yet due and payable or (y) which are being contested in good faith by appropriate proceedings and for which reasonable reserves have been established, (ii) Liens for warehousemen, mechanics and materialmen and other similar Liens incurred in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings for which reasonable reserves have been established and (iii) imperfections of title, easements, covenants, conditions and restrictions, the existence of which do not and would not reasonably be expected to materially interfere with the continued use and operation of the assets to which they relate in the conduct of the business as presently conducted or as currently proposed to be conducted;

(k)          “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(l)          a “Subsidiary” of any specified person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such specified person; and

(m)        “Substantial Detriment” means (i) any prohibition or limitation on the ownership or operation by the Company, Parent or any of their respective Affiliates of any portion of the business, properties or assets of the Company, Parent or any of their respective Affiliates, (ii) the Company, Parent or any of their respective Affiliates being compelled to dispose of or hold separate any portion of the business, properties or assets of the Company, Parent or any of their respective Affiliates, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full right of ownership of, any shares of the capital stock or voting securities of, or other equity interests in, the Company and its Subsidiaries, including the right to vote or (iv) any prohibition or limitation on Parent or any of its Affiliates effectively controlling the business or operations of the Company and its Subsidiaries, except, in the case of each of clauses (i) through (iv), for any requirements to dispose of or hold separate brands of the Company, Parent or any of their respective Affiliates and assets primarily related to such brands that collectively had revenues in the applicable party’s 2009 fiscal year in the aggregate of $125,000,000 or less.  For the avoidance of doubt, any requirement or combination of requirements to dispose of or hold separate brands of the Company, Parent or any of their respective Affiliates and assets primarily related to such brands that collectively had revenues in the applicable party’s 2009 fiscal year in the aggregate in excess of $125,000,000 constitutes a Substantial Detriment for all purposes under this Agreement.

SECTION 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All terms defined in this Agreement shall have the defined meanings when used in any Exhibit or Schedule or any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Unless otherwise specifically indicated, any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed to be references to the lawful money of the United States of America.

SECTION 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

SECTION 8.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Sub, upon prior written notice to the Company, may assign, in its sole discretion, this Agreement or any or all of its rights, interests and obligations under this Agreement to NV or PLC or to any, direct or indirect, at least 99% owned Subsidiary of NV or PLC or both of them together.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in the Delaware Court of Chancery, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) hereby submits itself to the personal jurisdiction of any federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal court located in the State of Delaware or the Delaware Court of Chancery.  NV and PLC shall at all times maintain an agent for service of process and any other documents in proceedings in the United States or any other proceedings in connection with this Agreement.  The agent for service for NV and PLC shall be Parent (or such other person as notified in writing to the Company) and any claim form, judgment or other notice of legal process shall be sufficiently served on NV or PLC if delivered to such agent at its address for the time being.

SECTION 8.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12.  Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CONOPCO, INC.,

by	/s/ Paul McMahon
Name: Paul McMahon
Title: Vice President

ACE MERGER, INC.,

by	/s/ Paul McMahon
Name: Paul McMahon
Title: Vice President

UNILEVER N.V. (solely with respect to Section 5.10 hereof),

by	/s/ Paul McMahon
Name: Paul McMahon
Title: Authorized Signatory

UNILEVER PLC (solely with respect to Section 5.10 hereof),

by	/s/ Paul McMahon
Name: Paul McMahon
Title: Authorized Signatory

ALBERTO-CULVER COMPANY,

by	/s/ Carol L. Bernick
Name: Carol L. Bernick
Title: Executive Chairman of the Board of Directors

by	/s/ V. James Marino
Name: V. James Marino
Title: President and Chief Executive Officer

Index of Defined Terms

Term

409A Authorities	Section 3.01(l)(xii)
Acquisition Transaction	Section 8.03(a)
Actions	Section 4.01(d)
Affiliate	Section 8.03(b)
Agreement	Preamble
Appraisal Shares	Section 2.01(d)
Audits	Section 3.01(n)(iii)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Commonly Controlled Entity	Section 8.03(c)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)(i)
Company Balance Sheet	Section 3.01(e)(ii)
Company Benefit Agreement	Section 8.03(d)
Company Benefit Plan	Section 8.03(e)
Company Bylaws	Section 3.01(a)
Company Certificate	Section 3.01(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.01
Company Material Adverse Effect	Section 8.03(g)
Company Pension Plan	Section 3.01(l)(iii)
Company Performance Units	Section 3.01(c)(iii)
Company Preferred Stock	Section 3.01(c)(i)
Company Restricted Shares	Section 3.01(c)(iii)
Company SEC Documents	Section 3.01(e)(i)
Company Stock-Based Awards	Section 3.01(c)(i)
Company Stock Options	Section 3.01(c)(ii)
Company Stock Plans	Section 8.03(f)
Company SVI Plan	Section 3.01(c)(i)
Confidentiality Agreement	Section 5.02
Continuing Employee	Section 5.09(a)
Contract	Section 3.01(d)(ii)
debt obligations	Section 3.01(i)(i)
DGCL	Section 1.01
End Date	Section 8.03(h)
Effective Time	Section 1.03
Environmental Claim	Section 3.01(j)(iii)
Environmental Laws	Section 3.01(j)(iii)
Environmental Permits	Section 3.01(j)(ii)
ERISA	Section 3.01(j)(i)
Exchange Act	Section 3.01(d)(ii)
Exchange Fund	Section 2.02(a)
Existing D&O Policy	Section 5.05(c)
Filed Company SEC Documents	Section 3.01
GAAP	Section 3.01(e)(i)
Guarantee	Section 5.10)
Governmental Entity	Section 3.01(d)(ii)
Grant Date	Section 3.01(c)(iii)
Hazardous Materials	Section 3.01(j)(iii)

HSR Act	Section 3.01(d)(ii)
HSR Filing	Section 5.03(c)(i)
Infringing Activities	Section 3.01(p)(iii)
Intellectual Property	Section 3.01(p)(v)
IRS	Section 3.01(l)(i)
Knowledge	Section 8.03(i)
Leased Real Property	Section 3.01(o)(ii)
Leases	Section 3.01(o)(ii)
Legal Provisions	Section 3.01(j)(i)
Liens	Section 3.01(b)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Multiemployer Plan	Section 3.01(l)(iv)
Nonqualified Deferred Compensation Plan	Section 3.01(l)(xi)
Notice of Adverse Recommendation	Section 4.02(b)(ii)
Notice of Superior Proposal	Section 4.02(b)(iii)
NV	Preamble
Owned Real Property	Section 3.01(o)(i)
Parent	Preamble
Parent Material Adverse Effect	Section 3.02(a)
Participant	Section 3.01(k)
Paying Agent	Section 2.02(a)
PBGC	Section 3.01(l)(iii)
Permits	Section 3.01(j)(i)
Permitted Liens	Section 8.03(j)
person	Section 8.03(k)
PLC	Preamble
Principal Company Stockholders	Recitals
Proxy Statement	Section 3.01(d)(ii)
Representatives	Section 4.02(a)
Release	Section 3.01(j)(iii)
Restraints	Section 6.01(c)
SEC	Section 3.01(d)(ii)
Section 262	Section 2.01(d)
Securities Act	Section 3.01(e)(i)
SOX	Section 3.01(e)(i)
Specified Contract	Section 3.01(i)(i)
Stockholder Agreement	Recitals
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(l)
Substantial Detriment	Section 8.03(m)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
taxes	Section 3.01(n)(xii)
taxing authority	Section 3.01(n)(xii)
tax returns	Section 3.01(n)(xii)
Title IV Plan	Section 3.01(l)(iii)

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EXHIBIT A
TO THE MERGER AGREEMENT

Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Alberto-Culver Company

(a Delaware corporation)

FIRST.                    The name of the corporation is Alberto-Culver Company.

SECOND.               The address of the corporation’s registered office in the State of Delaware is:

Corporation Trust Center
1209 Orange Street
Wilmington, New Castle County, Delaware 19801

The name of the corporation’s registered agent at such address is The Corporation Trust Company.

THIRD.                  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.              The total number of shares of stock which the corporation shall have authority to issue is 1000 shares.  All such shares are to be Common Stock with no par value and are to be of one class.

FIFTH.                    Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH.                   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation.

SEVENTH.             A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH.                The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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